As filed with the Securities and Exchange Commission on January 15, 2026

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	30-1205798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1002 West Avenue, Austin, Texas 78701 (512) 693-4199
(Address of Principal Executive Offices)

2018 Equity Incentive Plan 2018 Employee Stock Purchase Plan
(Full title of the plan)

Jeremy Krol, Interim Chief Executive Officer Phunware, Inc. 1002 West Avenue Austin, Texas 78701 (512) 693-4199
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey M. McPhaul, Esq.	J. Brendhan Botkin
Winstead PC	Phunware, Inc.
2728 N. Harwood Street, Suite 500	1002 West Avenue
Dallas, Texas 75201	Austin, Texas 78701
(214) 745-5400	(512) 693-4199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Phunware, Inc. (the "Company" or the "Registrant") is filing this Registration Statement on Form S-8 for the purpose of registering the offer and sale of an additional annual increase of 1,009,408 shares of common stock of the Registrant, par value $0.0001 per share ("Common Stock"), issuable to eligible persons under the Phunware, Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan”), and an additional annual increase of 16,376 shares of Common Stock, issuable to eligible persons under the Phunware, Inc. 2018 Employee Stock Purchase Plan (the "2018 ESPP").

The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1st, by an amount equal to five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st or such lesser number of shares of Common Stock as approved by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 1,009,408 shares.

The number of shares of Common Stock reserved and available for issuance under the 2018 ESPP is subject to an automatic annual increase on each January 1st, by an amount equal to the lesser of (i) 16,376 shares of Common Stock, (ii) one and one-half percent (1.5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 ESPP). Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP increased by 16,376 shares.

The above described additional shares reserved and made available for issuance under the 2018 Plan and 2018 ESPP are of the same class as other securities relating to the 2018 Plan and the 2018 ESPP for which the Company’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the "SEC") on April 29, 2019 (File No. 333-231104), January 29, 2020 (File No. 333-236145), January 5, 2021 (File No. 333-251903), January 14, 2022 (File No. 333-262168), January 6, 2023 (File No. 333-269155), January 22, 2024 (File No. 333-276651) and May 15, 2025 (File No. 333-287288) (the “Prior Registration Statements”) are effective. Accordingly, the contents of the Prior Registration Statements relating to the 2018 Plan and the 2018 ESPP, including periodic reports that the Company filed with the SEC after the Prior Registration Statements to maintain current information about the Company, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to the participants in the 2018 Plan and 2018 ESPP as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not required to be, and are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to the participants in the 2018 Plan and 2018 ESPP as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not required to be, and are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the SEC and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025;
●	Our Quarterly Reports on Form 10-Q as filed with the SEC on May 15, 2025, August 8, 2025 and November 7, 2025;
●

Our Current Reports on Form 8-K (and amendments thereto as applicable) as filed with the SEC on January 10, 2025, January 13, 2025, February 6, 2025, March 4, 2025, March 6, 2025, March 20, 2025, May 8, 2025, May 12, 2025, July 17, 2025, July 29, 2025, July 29, 2025, August 8, 2025, August 8, 2025, October 17, 2025, October 22, 2025, October 22, 2025, November 6, 2025, December 5, 2025 and December 18, 2025 (other than information contained in a Current Report on Form 8-K that is "furnished" but not "filed" for purposes of the Securities Exchange Act of 1934, as amended); and

●	Description of Securities (incorporated by reference to Exhibit 4.15 of our Annual Report on Form 10-K (File No. 001-37862)), filed with the SEC on March 31, 2021.

Additionally, all reports and other documents subsequently filed by the Company with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors and officers for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of the director’s or officer's duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; (iv) any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant's certificate of incorporation also authorizes the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's amended and restated bylaws provide that (i) the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; (ii) the Registrant may advance expenses to its directors, officers and employees in connection with legal proceedings to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and (iii) the rights provided in the Registrant's amended and restated bylaws are not exclusive.

The Registrant's certificate of incorporation and amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law or its certificate of incorporation or bylaws. These indemnification agreements contain provisions which require, among other things, the Registrant to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, subject to limitations and carveouts including liabilities arising from willful misconduct. The Registrant's bylaws and these indemnification agreements also contain provisions which require the Registrant to advance any expenses incurred by its directors or officers as a result of any proceeding against them as to which they could be indemnified under our bylaws and these agreements. In addition, the Registrant maintains directors’ and officers’ liability insurance that insures our directors and officers, within limits and subject to limitations of the policies, against certain expenses resulting from certain claims brought against them, such as the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The above discussion of the Registrant's certificate of incorporation, bylaws, indemnification agreements, and the Registrant's maintenance of directors' and officers' liability insurance, and applicable Delaware laws is qualified in its entirety by reference to each applicable document or law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the "Exhibit Index" attached hereto and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in Exhibit 107 to the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
4.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on November 4, 2022).
4.3	Certificate of Designation (Incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K (File No. 001-37862) filed with the SEC on January 2, 2019).
4.4

Certificate of Amendment to the Certificate of Incorporation filed February 23, 2024 (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-37862) filed with the SEC on February 28, 2024).

4.5	Specimen common stock certificate of the Registrant (Incorporated by reference to Exhibit 4.3 of the Registrant's Form S-4/A (File No. 333-224227), filed with the SEC on November 6, 2018).
5.1*	Opinion of Winstead PC.
10.1

Form of Stock Option Agreement under the 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Registrant's Form S-8 (File No. 333-231104), filed with the SEC on April 29, 2019).

10.2

Form of Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 of the Registrant's Form S-8 (File No. 333-231104), filed with the SEC on April 29, 2019).

10.3

Form of Subscription Agreement under the 2018 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 of the Registrant's Form S-8 (File No. 333-231104), filed with the SEC on April 29, 2019).

23.1*	Consent of Marcum LLP
23.2*	Consent of Winstead PC (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1

Phunware, Inc. 2018 Equity Incentive Plan (Amended and Restated as of November 11, 2022) (Incorporated by reference to Annex A to the Registrant's Schedule 14A (File No. 001-37862) filed with the SEC on August 31, 2022).

99.2	Phunware, Inc. 2018 Employee Stock Purchase Plan (Incorporated by reference to Annex E of the Registrant’s Form S-4/A (File No. 333-224227), filed with the SEC on November 13, 2018).
107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 15, 2026.

PHUNWARE, INC.

By:	/s/ Jeremy Krol
Jeremy Krol
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeremy Krol and J. Brendhan Botkin, as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her place and stead, in any and all capacities, to act on and sign this Registration Statement and any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on January 15, 2026.

Name	Title

/s/ Jeremy Krol	Interim Chief Executive Officer and Director
Jeremy Krol	(Principal Executive Officer)

/s/ J. Brendhan Botkin	Vice President of Accounting and Financial Reporting
J. Brendhan Botkin	(Principal Accounting and Financial Officer)

/s/ Quyen Du	Director
Quyen Du

/s/ Elliot Han	Director
Elliot Han

/s/ Ed Lu	Director
Ed Lu